PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made as of this 18 day of February, 1998, by and between (i) PRUBETA-3, a New Jersey general partnership ("Seller"), and (ii) Mack-Cali Realty Acquisition Corp., a New Jersey corporation ("Buyer").

                             W I T N E S S E T H:

In consideration of the mutual covenants and agreements set forth herein the parties hereto do hereby agree as follows:

                          ARTICLE 1. - SALE OF PROPERTY

Seller agrees to sell, transfer and assign and Buyer agrees to purchase, accept and assume, subject to the terms and conditions stated herein, all of Seller's right, title and interest in and to the following (herein collectively called the "Property"):

                  a. Real Property. Those certain parcels of real estate located in Parsippany, New Jersey, and Hanover, New Jersey, and legally described in Exhibit A attached hereto and incorporated herein by this reference, together with all buildings, improvements and fixtures located thereon and all rights, privileges and appurtenances pertaining thereto including all of Seller's right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto (herein collectively called the "Real Property"); and

                  b. Personal Property. All tangible personal property described in Exhibit A to the Bill of Sale attached hereto as Exhibit F relating to the Real Property (herein collectively called the "Personal Property"), which intentionally excludes (i) all appraisals, budgets, Seller's strategic plans for the Property, internal analyses, marketing information, computer software, submissions relating to Seller's obtaining of corporate authorization, attorney and accountant work product, or other similar items or information in the possession or control of Seller or Seller's property manager which Seller deems proprietary, (ii) all artwork located on the Real Property and owned by Seller or by Prudential, and (iii) computers, furniture and other equipment and items of personal property located in the Property's management office, except for certain limited items of office furniture and equipment which Seller shall leave at the
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                        management office on the Closing Date; and

                  c. Other Property Rights. (a) Seller's interest as landlord in all leases encumbering the Real Property on the Closing Date (as defined in Section 6.1), and Seller's interest under the documents described under the heading "PruBeta-3 Sublease at Short Hills" in Exhibit M hereto; and (b) if and to the extent assignable by Seller, (i) except to the extent terminated by Seller effective on or prior to the Closing Date as provided herein, all service, supply, maintenance, utility and commission agreements, all equipment leases, and all contracts, subcontracts and agreements relating to the construction of any unfinished tenant improvements described in Exhibit B attached hereto and incorporated herein by this reference, and (ii) all licenses, permits, zoning approvals, development rights and entitlements, and other written authorizations necessary for or utilized in connection with the use, operation or ownership of the Real Property or Personal Property and in Seller's possession or control (the rights and interests of Seller described in clauses (a) through (b) hereinabove being herein collectively called the "Other Property Rights").

                           ARTICLE 2. - PURCHASE PRICE

The total purchase price to be paid by Buyer for the purchase of the Property is the sum of ONE HUNDRED FIFTY-SEVEN MILLION THIRTY-TWO THOUSAND AND NO/100 DOLLARS ($157,032,000.00) in immediately available funds (the "Purchase Price"). The Purchase Price shall be paid in the following manner:

                  a. Deposit Money. Upon the full and final execution of this Agreement and as a condition precedent to the effectiveness of this Agreement, Buyer shall deposit the sum of Three Million Two Hundred Forty Thousand and no/100 Dollars ($3,240,000.00) in immediately available funds as a deposit (the "Deposit") with First American Title Insurance Company whose mailing address is 30 North LaSalle Street, Suite 310, Chicago, Illinois 60602, Attention: Mary Lou Kennedy, as escrow agent ("Escrow Agent"). The Deposit shall be non-refundable except as provided in this Agreement. The Deposit shall be held and delivered by Escrow Agent in accordance with the provisions of the escrow agreement of even date herewith among Buyer, Seller and Escrow Agent. Any interest earned on the Deposit shall be added to and considered a part of the Deposit. Except as expressly otherwise set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date.


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

                  b. Cash at Closing. On the Closing Date, Buyer shall pay to Seller an amount equal to the difference between (a) the Purchase Price, and (b) the amount of the Deposit as of the Closing Date (the "Balance"), subject to the prorations and adjustments set forth in Article 5 or as otherwise provided under this Agreement, plus any other amounts required to be paid by Buyer at Closing, in immediately available funds by wire transfer as more particularly set forth in Section 6.2.

                  c. Allocation of Purchase Price. Seller and Buyer hereby agree that the Purchase Price shall be allocated One Hundred Thirty Million Five Hundred Thirty-Two Thousand and no/100 Dollars ($130,532,000.00) (the "Developed Property Purchase Price") to the four (4) improved portions of the Property, that is (i) 2 Hilton Court,
                        (ii) 7 Campus Drive, (iii) 8 Campus Drive/7 Sylvan Way, and (iv) 2 Dryden Way, also known as 11 Dryden Way (collectively, the "Developed Property"), and Twenty-Six Million Five Hundred Thousand Dollars ($26,500,000) (the "Vacant Property Purchase Price") to the ten (10) portions of the Property which are vacant parcels of land, that is (a) 1400 Route 10, Block 3401, Lots 1 and 2, (b) Sylvan Way, Block 202, Lot 6.01, (c) Sylvan Way, Block 202, Lot 7.01, (d) Sylvan Way, Block 202, Lot 8.01, (d) Ridgedale Avenue, Block 3301, Lot 1, (f) Dryden Way, Block 202, Lot 6.04, (g) Route 287, Block 3201, Lot 1, and (h) Eastmans Road, Block 3002, Lot 6, and (i) Block 202, Lot 10, and Block 3201, Lot 2 (collectively, the "Vacant Property").

                           ARTICLE 3. - TITLE MATTERS

                  a. Title to Real Property. Seller has previously delivered to Buyer (a) First American Title Insurance Company's (such company, or such other title insurance company selected by Buyer which has the ability to perform the obligations of Title Company hereunder without delay, the "Title Company") commitments to issue Owner's Policies of Title Insurance with respect to the Property (collectively, the "Title Report") identified as Title Insurance Commitment File Nos. (i) 97-44590), (ii) 97-44591, (iii) 97- 44592, (iv) 97-44594, (v) 97-44625,
                        (vi) 97-44597, (vi) 97- 44626, (viii) 97-44593, (ix)
                        97-44595, (x) 97-44596, (xi) 97- 44934, (xii) 97-4624,
                        and (xiii) 98-46054 (regarding Block 202, Lot 10, and Block 3201, Lot 2), (b) copies of all recorded documents referred to on Schedule B of the Title Report as exceptions to coverage (the "Title Documents"), and (c) the


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

                        certified boundary surveys of the Property prepared by De Muro Associates which accompany the Title Report (collectively, the "Survey"). Buyer hereby confirms its approval of the Title Report and Survey. Except as provided in Section 3.2, Seller shall convey and Buyer shall accept title to the Property, subject to (i) applicable zoning and building ordinances and land use regulations, (ii) such exceptions to title as are listed on Schedule B of the Title Report, including the Title Company's standard printed exceptions, (iii) such state of facts as disclosed in the Survey, (iv) such state of facts as would be disclosed by a physical inspection of the Property, (v) the lien of taxes not yet due and payable, (vi) any exceptions caused by Buyer, its agents, representatives or employees, (vii) such other exceptions as the Title Company may raise for judgments against Prudential, which the Title Company shall commit to insure over, without any additional cost to Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise, and (viii) the rights of only those tenants and other occupants of the Developed Property who occupy space therein pursuant to the Leases (as defined in Subsection 6.3(c)) (the foregoing exceptions described in clauses (i) through (viii) being herein collectively called the "Permitted Exceptions").

                  b.    Title Defects.

                  i. Certain Exceptions to Title. Buyer shall have the right to object in writing to any title matters that are not Permitted Exceptions which may appear on supplemental title reports or updates to the Title Report issued at the request of Buyer after the date hereof (herein collectively called the "Other Liens") within five (5) days after the receipt thereof by Buyer. Unless Buyer shall timely object to such Other Liens, all such Other Liens which are set forth in any such supplemental reports or updates shall be deemed to constitute additional Permitted Exceptions. Any mortgage liens and other consensual liens granted by Seller and listed in the Title Report, and any exceptions which are timely objected to by Buyer shall be herein collectively called the "Title Objections." Seller may elect (but shall not be obligated) to remove, or cause to be removed at its expense, any Title Objections, and shall be entitled to a reasonable adjournment of the Closing (not to exceed ninety (90) days) for the purpose of such removal. Seller shall notify Buyer in writing within five (5) days after receipt of Buyer's notice of Title Objections whether Seller elects to remove the same. Notwithstanding the foregoing, Seller shall be obligated to remove any Title Objections which result from


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

                        mortgage liens granted by Seller and any other title exceptions intentionally caused by Seller. If Seller is unable to remove or endorse over any Title Objections prior to the Closing, or if Seller elects not to remove one or more Title Objections, Buyer may elect to either
                        (a) terminate this Agreement, in which event the Deposit shall be paid to Buyer, and thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive such Title Objections, in which event such Title Objections shall be deemed "Permitted Exceptions" and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

                  ii. Discharge of Title Objections. If on the Closing Date there are any Title Objections which Seller has elected to pay and discharge, Seller may use any portion of the Balance to satisfy the same, provided Seller shall deliver to Buyer at the Closing instruments in recordable form and sufficient to satisfy such Title Objections of record, together with the cost of recording or filing such instruments, or with respect to judgment liens only, provided that Seller shall cause the Title Company to insure over the same, without any additional cost to Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise.

            c. Title Insurance; Survey. At Closing, the Title Company shall issue to Buyer, at Buyer's sole cost and expense, one or more ALTA Owner's Form of title insurance policies in the form of the Title Report (collectively, the "Owner's Title Policy"), in the amount of the Purchase Price, insuring that fee simple title to the Real Property is vested in Buyer subject only to the Permitted Exceptions. Buyer shall be entitled to request that the Title Company provide, at Buyer's sole cost and expense, such endorsements (or amendments) to the Owner's Title Policy as Buyer may reasonably require, provided that
                  (a) such endorsements (or amendments) shall be at no cost or additional liability to Seller, (b) Buyer's obligations under this Agreement shall not be conditioned upon Buyer's ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the transaction contemplated by this Agreement (the "Transaction") without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer's request. Seller shall pay all costs incurred in connection with the preparation of the initial Survey delivered by Seller, and Buyer shall be required to pay all costs incurred in connection with any update or modification thereof requested by Buyer.


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

          ARTICLE 4. - BUYER'S DUE DILIGENCE/CONDITION OF THE PROPERTY

            a. Due Diligence Periods. Buyer acknowledges that commencing prior to the execution of this Agreement and continuing for a period which will expire on February 28, 1998 (the "Due Diligence Period"), Buyer has conducted, and shall continue to conduct, its examinations, inspections, testing, studies and/or investigations (herein collectively called the "Due Diligence") of the Property and information regarding the Property. Seller has made, and shall continue to make, the Property files (other than confidential and privileged materials) relating to the Property available to Buyer for Buyer's review during the Due Diligence Period. In addition, Seller applied to the Industrial Site Evaluation Element of the New Jersey Department of Environmental Protection, pursuant to the New Jersey Industrial Site Recovery Act, for a Letter of Non-Applicability, and delivered or shall deliver the Department's response thereto to Buyer for Buyer's review. Notwithstanding anything to the contrary contained in this Agreement, if Buyer in its sole discretion is not satisfied with the results of its Due Diligence with respect to the Property, Buyer may elect not to Purchase the Property by written notice to Seller given in accordance with the provisions of Section 14.9 hereof before 5:00 p.m. (Eastern
                  Time) on the last day of the Due Diligence Period, and, in the event of such election not to purchase the Property, Buyer shall be entitled to the return of the Deposit. In the event Buyer fails to elect not to purchase the Property on or before the last day of the Due Diligence Period, Buyer shall be deemed to have waived its right to elect not to purchase the Property. Buyer and Seller each acknowledge and agree that (a) Buyer shall be permitted to conduct further inspections and examinations regarding the Property after the expiration of the Due Diligence Period, but Buyer shall have no additional time to terminate this Agreement as a result thereof. At Closing and as a material inducement for Seller to consummate the Transaction, Buyer will deliver a certification in the form of Exhibit D attached hereto and incorporated herein by this reference.

            b. Buyer's Acknowledgements. Buyer hereby irrevocably acknowledges the following matters as of the date hereof, and agrees that, subject to the provisions of Section 4.1, Buyer shall not terminate this Agreement or directly or indirectly request or demand (i) any reduction in the Purchase Price,
                  (ii) any representations or warranties of Seller other than as expressly set forth herein, (iii) any modification of the documents to be


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

                  delivered to Buyer pursuant to this Agreement, or (iv) any other concessions or agreements from Seller, any tenant or any other party as a result of or in connection with any such matters:

                  i. Location and Market Conditions. Buyer has reviewed and approved the location of the Property and market conditions, including, without limitation, market lease rates, market operating expenses, market property taxes, market future revenue and expense growth rates, market capitalization rates, and market discount rates.

                  ii. Vacant Property. Except as expressly provided in Section 7.2(d), Buyer has reviewed and approved all matters in any way relating to the Vacant Property, including, without limitation, zoning, entitlements, approvals, licenses, permits, access, easements, permits, impact fees, traffic issues, environmental matters, flood plain issues, and wetlands issues (collectively, the "Land Development Requirements"), including, without limitation, (i) State of New Jersey Agreement #2585, dated November 14, 1978, including all exhibits, amendments and addenda thereto, (ii) Developer's Agreement between Seller and The Township of Parsippany-Troy Hills, dated September 1, 1992, including all exhibits, amendments and addenda thereto, and (iii) Agreement between Seller and The Township of Hanover, dated [blank], 1994, including all exhibits, amendments and addenda thereto. Buyer shall assume at Closing all of Seller's and Prudential's obligations under the documents and instruments evidencing the Land Development Requirements, and at Closing Buyer shall replace all guaranties, bonds, letters of credit, and cash deposits provided by or on behalf of Seller or Prudential with respect to the Vacant Property, with substitute security in accordance with the requirements of the applicable authority (or if the applicable authority does not allow such a substitution, at Closing Buyer shall execute and deliver an indemnity agreement, in form and substance reasonably satisfactory to Seller, pursuant to which Buyer indemnifies Seller or Prudential, as the case may be, for any and all costs, loss, damages and expenses, of any kind or nature whatsoever, including reasonable attorneys' fees and costs, arising out of or resulting from Buyer's failure to satisfy the Land Development Requirements).

                  iii. Lintel Condition. Buyer has reviewed and approved the condition of the lintels at 7 Campus Drive (the "Lintel Issue"), and shall accept all risk and responsibility of making any repairs


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                        or replacements on account thereof after Closing as may
                        be required by the tenants or otherwise.

            c. Rejected Contracts. Prior to the expiration of the Due Diligence Period, Buyer shall notify Seller in writing of those Existing Contracts that Buyer elects not to assume ("Rejected Contracts"). To the extent such Rejected Contracts are terminable without cost under the terms thereof, Seller shall terminate all Rejected Contracts, effective as of the Closing Date, or if a termination notice period is required and is not waived by the contractor, then effective on such later date as may be required under the terms of such Existing Contract.


                     ARTICLE 5. - ADJUSTMENTS AND PRORATIONS

The following adjustments and prorations shall be made at Closing:

                  a.    Lease Rentals and Expenses.

                  i. Rents. All collected rents and other payments from tenants under the leases shall be prorated between Seller and Buyer as of the day prior to the Closing Date. Seller shall be entitled to all rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges, and other revenue of any kind attributable to any period under the Leases prior to but not including the Closing Date. Buyer shall be entitled to all rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges and other revenue of any kind attributable to any period under the Leases on and after the Closing Date. Rents and expense escalations or other reimbursements due landlord under the Leases not collected as of the Closing Date shall not be prorated at the time of Closing, but Buyer shall make a good faith effort to collect the same on Seller's behalf and to tender the same to Seller upon receipt (which obligation of Buyer shall survive the Closing and not be merged therein); provided, however, that all rents, escalations and other reimbursements due landlord under the Leases collected by Buyer on or after the Closing Date shall first be applied to all amounts due under the Leases at the time of collection for post- Closing periods (i.e., current rents and sums due Buyer as the current owner and landlord) with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually


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

                        due Seller. Buyer shall not have an exclusive right to collect the sums due Seller under the Leases and Seller hereby retains its rights to pursue any tenant under the Leases for sums due Seller for periods attributable to Seller's ownership of the Property ; provided, however, that Seller shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying lease. Seller's rights under the immediately preceding sentence shall survive the Closing and not be merged therein. Buyer shall receive a credit against the Purchase Price for pre-paid rentals held by Seller covering the period post-Closing.

                  ii. Lease Expenses. At Closing, Buyer shall reimburse Seller for the Lease Expenses (as defined in Section 13.2) to the extent required by the terms of Section 13.2.

                  b. Real Estate and Personal Property Taxes. Real estate and personal property taxes shall be prorated on a cash basis for the calendar year in which the Closing occurs, regardless of the year for which such taxes are assessed. Such proration shall be calculated based upon the actual number of days in such calendar year, with Seller being responsible for that portion of such calendar year occurring prior to midnight of the day prior to the Closing Date and Buyer being responsible for that portion of such calendar year occurring after midnight of the day prior to the Closing Date. If the real estate and/or personal property tax rate and assessments have not been set for the calendar year in which the Closing occurs, then the proration of such taxes shall be based upon the rate and assessments for the preceding calendar year, and such proration shall be adjusted between Seller and Buyer upon presentation of written evidence that the actual taxes paid for the calendar year in which the Closing occurs differ from the amounts used at Closing and in accordance with the provisions of Section 5.8. Seller shall pay all installments of special assessments due and payable prior to the Closing Date and Buyer shall pay all installments of special assessments due and payable on and after the Closing Date; provided, however, that Seller shall not be responsible for any installments of special assessments which have not been confirmed or which relate to projects that have not been completed on the date hereof. In the event the Property has been assessed for property tax purposes at such rates as would result in reassessment (i.e., "escape assessment" or "roll-back taxes") based upon the change in land usage or ownership of the Property, Buyer hereby agrees to pay all such taxes and to indemnify and save Seller harmless from and


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                        against all claims and liability for such taxes. Such
                        indemnity shall survive the Closing and not be merged therein.

                  c. Other Property Operating Expenses. Operating expenses for the Property shall be prorated as of midnight of the day prior to the Closing Date. Seller shall pay all utility charges and other operating expenses attributable to the Property prior to, but not including the Closing Date (except for those utility charges and operating expenses payable by tenants in accordance with the Leases) and Buyer shall pay all utility charges and other operating expenses attributable to the Property on or after the Closing Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading and post-closing adjustments between Buyer and Seller shall be made within twenty (20) days of the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing and not be merged therein. Seller shall not assign to Buyer any deposits which Seller has with any of the utility services or companies servicing the Property. Buyer shall arrange with such services and companies to have accounts opened in Buyer's name beginning at 12:01 a.m. on the Closing Date.

                  d. Closing Costs. Buyer shall pay all premiums and charges of the Title Company for the Owner's Title Policy (including endorsements) to be issued pursuant to the Title Report, the cost of any updates or modifications to the Survey obtained by Buyer, one-half (1/2) of all escrow or closing charges, all costs of Buyer's Due Diligence and any other costs customarily paid by the buyer pursuant to local practice. Seller shall pay all recording and filing charges in connection with the instruments by which Seller conveys the Property, all transfer taxes applicable to the transfer of the Property to Buyer, including the New Jersey Realty Transfer Tax, one-half (1/2) of all escrow or closing charges and, except as otherwise provided herein, any other costs customarily paid by the seller pursuant to local practice. Except as otherwise agreed by the parties, each party shall pay its own attorneys. The obligations of the parties to pay applicable escrow or closing charges shall survive the termination of this Agreement.

                  e. Cash Security Deposits. At Closing, Seller shall give Buyer a credit against the Balance in the aggregate amount of the


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                        unapplied cash security deposits then held by Seller
                        under the Leases and any interest thereon less, any administrative or similar charges to which Seller may be entitled under applicable law.

                  f. Apportionment Credit. In the event the apportionments to be made at the Closing result in a credit balance (i) to Buyer, such sum shall be paid at the Closing by giving Buyer a credit against the Balance in the amount of such credit balance, or (ii) to Seller, Buyer shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the account or accounts to be designated by Seller for the payment of the Balance.

                  g. Closing Statement. Seller shall cause its accounting staff ("Seller's Accountants"), in cooperation with Buyer's accounting staff ("Buyer's Accountants"), to make such examinations and audits of the Property, and of the books and records pertaining to the Property, as may be necessary to make the adjustments and prorations required under this Article 5, or under any other provisions of this Agreement. All such adjustments and prorations shall be made in accordance with the provisions of this Agreement and otherwise on a cash basis in accordance with sound accounting practices. Based upon the results thereof, Seller's Accountants and Buyer's Accountants will prepare and deliver to Buyer and Seller no later than two (2) business days prior to the Closing a closing statement (the "Closing Statement"), which shall contain the parties' best estimate of the amounts of the items requiring the prorations and adjustments in accordance with this Agreement. The amounts set forth on the Closing Statement shall be the basis upon which the prorations and adjustments provided for herein shall be made at the Closing. The Closing Statement shall be binding and conclusive on all parties hereto to the extent of the items covered by the Closing Statement, except where this Agreement expressly provides for further adjustment of such amounts after Closing, and except as otherwise provided in Section 5.8 below.

                  h. Delayed Adjustment. If at any time following the Closing Date, the amount of an item listed in any section of this Article 5 shall prove to be incorrect (whether as a result in an error in calculation or a lack of complete and accurate information as of the Closing), the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested


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

                        on or before one (1) year after Closing. The provisions of this Section 5.8 shall survive the Closing and not be merged therein.

                              ARTICLE 6. - CLOSING

Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

                  a. Closing Date. Subject to Seller's right to extend the Closing as provided in this Agreement, the Transaction shall close ("Closing") on March 16, 1998 (the "Closing Date"). Closing shall be by a so-called "New York style" closing. The Closing shall take place at 10:00 a.m. Eastern Time in the offices of Seller's or Buyer's attorneys in New York City, and Buyer and Seller shall conduct a "pre-closing" on the last business day prior to the Closing Date with title transfer and payment of the Purchase Price to be completed on the Closing Date as set forth in Section 6.2. Time is of the essence with respect to the Closing Date.

                  b. Title Transfer and Payment of Purchase Price. Provided all conditions precedent to Seller's obligations hereunder have been satisfied, Seller agrees to convey title to the Real Property to Buyer by a deed from Seller, upon confirmation of receipt of the Purchase Price by the Escrow Agent as set forth below. Provided all conditions precedent to Buyer's obligations hereunder have been satisfied, Buyer agrees to deliver the payment specified in Section 2.2 by timely delivering the same to the Escrow Agent no later than 1:00 p.m. Eastern Time on the Closing Date.

                  c. Seller's Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered to the Escrow Agent the following:

                        (1) Deed. A deed in the form of Exhibit E attached hereto and incorporated herein by this reference, conveying to Buyer all of Seller's right, title and interest in and to the Real Property owned by Seller, subject only to the applicable Permitted Exceptions (the "Seller Deed"), and a deed in the form of Exhibit E hereto from The Prudential Insurance Company of America ("Prudential"), conveying to Buyer all of Prudential's right, title and interest in and to the Real Property owned by Prudential, subject only to the applicable Permitted Exceptions (the "Prudential Deed", and collectively, together with the Seller Deed, the "Deed"). By its signature below Prudential agrees, subject to all of the terms and conditions set forth in this Agreement, to execute and deliver the Prudential Deed to Buyer at Closing.

                        (2) Bill of Sale. A bill of sale from Seller, in the form of Exhibit F attached hereto and incorporated herein by this reference conveying all of Seller's right, title and interest in and to the Personal Property.

                        (3) Assignment of Tenant Leases. An assignment and assumption of tenant leases from Seller, in the form of Exhibit G attached hereto and incorporated herein by this reference ("Assignment of Leases") transferring all of Seller's interest in the tenant space leases encumbering the Property on the Closing Date and any amendments, guarantees and other material documents relating thereto (herein collectively called the "Leases"), together with all assignable non-cash security deposits deposited by the tenants thereunder and not applied by Seller in accordance with the terms of the Leases.

                        (4) Assignment of Equipment Leases, Commission Agreements and Service Contracts. An assignment and assumption of equipment leases, commission agreements, service contracts, warranties and guaranties and the Other Property Rights (to the extent the same are not transferred by the Deed, Bill of Sale or Assignment of Leases) from Seller, in the form of Exhibit H attached hereto and incorporated herein by this reference ("Assignment of Contracts"), transferring, to the extent assignable, without liability or expense to Seller, all of Seller's interest in the equipment leases and any lease commission agreements in effect at the Property on the Closing Date, all uncanceled service contracts encumbering the Property on the Closing Date, all warranties and guaranties which remain in effect on the Closing Date and any Other Property Rights not otherwise transferred to Buyer, excluding all Rejected Contracts which are terminated effective on or before the Closing Date (all of the foregoing being herein collectively called the "Contracts"). Seller shall not assign any existing management agreement or any contracts or policies of insurance for the Property.

                        (5) Estoppel Letters. In sufficient time for Buyer's review prior to Closing, executed estoppel letters from tenants collectively occupying no less than seventy percent (70%) of the area leased under the Leases, including from each tenant which occupies 50,000 square feet or more of space in the Developed Property (such 50,000 square foot or more tenants, the "Major Tenants"). All of such estoppel letters shall be dated no earlier than January 1, 1998 and shall be substantially in the form which such tenant is required to provide pursuant to the terms of such tenant's Lease or, if no form is specified in any of the Leases, substantially in the form of Exhibit I-1 attached hereto and incorporated herein by this reference. Notwithstanding the foregoing, if any Major Tenants fail to deliver estoppel letters which contain all of the certifications set forth on Exhibit C attached hereto and made a part hereof (the "Required Certifications"), and Seller elects to deliver a landlord estoppel letter as provided below with respect to such a Major Tenant, then, even if such missing certifications are not required under the terms of such Major Tenants's Lease, the landlord estoppel letter for that Major Tenant shall include all of the certifications set forth on Exhibit C hereto which such Major Tenant failed to include in its tenant estoppel certificate. Buyer shall have the right to reject a tenant estoppel letter if the tenant certifies that there is a material default under the lease or raises a material matter which is inconsistent with its Lease or the applicable information set forth on Exhibit M attached hereto. Notwithstanding anything to the contrary set forth herein, in no event shall a tenant estoppel letter be rejected, or necessitate a landlord estoppel letter, on the basis of (i) the tenant inserting a "best knowledge" limitation therein, or (ii) the tenant complaining about, asserting a default on account of, or in any way raising, matters relating to the Lintel Issue. In the event Seller cannot for any reason obtain a tenant estoppel letter which satisfies the foregoing requirements from a tenant from whom an estoppel letter is required, Seller, at its option, may deliver to Buyer a landlord estoppel letter from Seller, in the form of Exhibit I-2 attached hereto and incorporated herein by this reference, and, if applicable with respect to a Major Tenant, including such of the Required Certifications as may be required pursuant to the foregoing provisions of this Section 6.3(e). The liability of Seller under each landlord estoppel letter shall expire and be of no further force or effect on the one hundred eightieth (180th) day following the Closing Date; provided, however, that if Seller shall obtain an estoppel letter, which satisfies the foregoing requirements, from any such tenant after delivery of such landlord estoppel letter with respect to such tenant, such landlord estoppel letter shall, as of the date of such tenant's estoppel letter, be without further force or effect.

                        (6) Notice to Tenants. A single form letter from Seller, in the form of Exhibit J attached hereto and incorporated herein by this reference to each tenant under the Leases, duplicate copies of which would be sent (i) notifying it of the sale of the Property to Buyer, (ii) advising it that all future payments of rent and other payments due under the Leases are to be made to Buyer at an address designated by Buyer, and (iii) instructing it to obtain new certificates of insurance naming Buyer as landlord.

                        (7) Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit K attached hereto and incorporated herein by this reference, as required by Section 1445 of the Internal Revenue Code, from Seller.

                        (8) Evidence of Authority. A certificate of an Assistant Secretary of Prudential, and a certificate of an authorized officer of Equity Parsippany Venture ("EPV"), which are the sole partners in Seller, with respect to the authority to act on behalf of such entity of the individual executing on behalf of such entity all documents to be executed by it pursuant to this Agreement, and any other evidence of authority, or partnership or corporate consents required by the Title Company.

                        (9) Seller's Certificates. The certificate of Seller certifying to the truth and accuracy in all material respects as of the Closing Date of the matters set forth in Section 8.2.

                        (10) Property Documents. (i) To the extent in the possession of Seller or the current manager of the Property, (A) the original (or, if unavailable, a copy) of the existing certificate or certificates of occupancy for the Property, and (B) all original (or, if unavailable, copies of) certificates, licenses, permits, authorizations and approvals issued for or with respect to the Property by governmental and quasi-governmental authorities having jurisdiction; and (ii) all non-proprietary books and records located at the Property or at the office of Seller's building manager relating to the Property and the ownership and operation thereof (the items described in clauses (i) and (ii) being herein collectively called the "Property Documents"); it being expressly agreed that Seller shall have the right to retain copies of the Property Documents.

                        (11) Other Documents. Such other documents as may be reasonably required by the Title Company (including a seller's affidavit of title in the form previously agreed upon between Seller and First American Title Insurance Company) or as may be agreed upon by Seller and Buyer to consummate the Transaction, which shall be sufficient to remove (i) Schedule B-Section I Requirements (b),
                              (d), (g), (h), and (i), and (ii) Schedule
                              (B)-Section II, Exceptions (1), (2), (3), (4) and
                              (6).

                        (12) Letters of Credit as Tenant Security Deposits. With respect to any security deposits which are letters of credit, Seller shall (i) deliver to Buyer at the Closing such letters of credit, (ii) execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require, and (iii) cooperate with Buyer to change the named beneficiary under such letters of credit to Buyer so long as Seller does not incur any additional liability or expense in connection therewith.

                        (13) Keys and Original Documents. Keys to all locks on the Real Property (in Seller's or Seller's building manager's possession) and originals or, if originals are not available, copies, of the Leases and Contracts (unless canceled as set forth herein) encumbering the Property on the Closing Date.

                        (14) Transfer Taxes. If applicable, duly completed and signed real estate transfer tax returns.

                        (15) Assignment of Casualty and/or Condemnation Awards. If applicable pursuant to Article 11 or Article 12 below, assignments to Buyer of condemnation awards or casualty insurance proceeds.

                        (16)  Closing Statement. The Closing Statement.

                  d. Buyer Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

                        (1)   Balance. The Balance, as adjusted for
                              apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer at Closing.

                        (2) Assignment of Leases. The Assignment of Leases executed and acknowledged by Buyer.

                        (3) Assignment of Equipment Leases, Commission Agreements and Service Contracts. The Assignment of Contracts executed and acknowledged by Buyer.

                        (4) Buyer's Certificates. The certificate of Buyer required under Article 4 hereof and a certificate of Buyer certifying as to the truth and accuracy in all material respects as of the Closing Date of the matters set forth in Section 8.1.

                        (5) Evidence of Authority. Documentation to establish to Seller's reasonable satisfaction the due authorization of Buyer's acquisition of the Property and Buyer's delivery of the documents required to be delivered by Buyer pursuant to this Agreement (including, but not limited to, the organizational documents of Buyer, as they may have been amended from time to time, resolutions of Buyer and incumbency certificates of Buyer).

                        (6) Other Documents. Such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Buyer to consummate the Transaction.

                        (7) Transfer Taxes. If applicable, duly completed and signed real estate transfer tax returns.

                        (8)   Closing Statement. The Closing Statement.

                  e. Delivery of Deed. Effective upon delivery of the Deed, actual and exclusive possession (subject only to the Permitted Exceptions) and risk of loss to the Property shall pass from Seller to Buyer.

                       ARTICLE 7. - CONDITIONS TO CLOSING

                  a. Seller's Obligations. Seller's obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:

                        (1) Corporate Approval. The unconditional approval of the Transaction by (i) the Executive Committee of Seller, (ii) both Prudential's corporate officers and its Law Department and, if necessary, by the Finance Committee of Prudential's Board of Directors, each in their sole discretion (it being acknowledged by Buyer that if the appropriate corporate officers do not so approve the Transaction, then no review will be made by the Finance Committee, and (iii) EPV's partners and legal counsel;

                        (2) Representations True. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date;

                        (3) Buyer's Deliveries Complete. Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in
                              Section 6.4 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to the Closing; and

                        (4) Resolution of Clean Water Act Issues. Buyer and Seller shall have entered into a mutually satisfactory written agreement in which they resolve all issues between them relating to Permit #14741, authorized under Section 404 of the Clean Water Act, and its impact upon development of the Vacant Property.

                        (5) Resolution of GAB Indemnification Issues. On or before the expiration of the Due Diligence Period, Buyer and Seller shall have entered into a mutually satisfactory written agreement in which they set forth the terms and conditions of Seller's indemnity of Buyer for matters arising from GAB Robins North America, Inc. v. PruBeta-3 et al., Docket No. MRS-L-187-98, and the partners in Seller shall have agreed upon a mutually satisfactory allocation of their respective responsibilities therefor.

                  b. Buyer's Obligations. Buyer's obligation to close the Transaction is conditioned on all of the following, any or all of which may be expressly waived by Buyer in writing, at its sole option:

                        (1)   Representations True. Subject to the provisions of
                              Section 8.3, all representations and warranties made by Seller in this Agreement, as the same may be amended as provided in Section 8.3, shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date;

                        (2) Title Conditions Satisfied. At the time of the Closing, title to the Property shall be as provided in Article 3 of this Agreement;

                        (3) Seller's Deliveries Complete. Seller shall have obtained the approvals described in Section 7.1(a), shall have delivered all of the documents and other items required pursuant to Section 6.3, and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing; and

                        (4) Resolution of Clean Water Act Issues. Buyer and Seller shall have entered into a mutually satisfactory written agreement in which they resolve all issues between them relating to Permit #14741, authorized under Section 404 of the Clean Water Act, and its impact upon development of the Vacant Property.

                        (5) Resolution of GAB Indemnification Issues. On or before the expiration of the Due Diligence Period, Buyer and Seller shall have entered into a mutually satisfactory written agreement in which they set forth the terms and conditions of Seller's indemnity of Buyer for matters arising from GAB Robins North America, Inc. v. PruBeta-3 et al., Docket No. MRS-L-187-98, and the partners in Seller shall have agreed upon a mutually satisfactory allocation of their respective responsibilities therefor.

                  c. Waiver of Failure of Conditions Precedent. At any time or times on or before the date specified for the satisfaction of any condition, Buyer or Seller may elect in writing to waive the benefit of any such condition set forth in Section 7.1 or Section 7.2, respectively. By closing the Transaction, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section
                        7.1 and Section 7.2, respectively. In the event any of the conditions set forth in Sections 7.1 or 7.2 are neither waived nor fulfilled, Buyer or Seller (as appropriate) may terminate their obligations to perform at the Closing and otherwise under this Agreement in accordance with the provisions of Article 10.

                   ARTICLE 8. - REPRESENTATIONS AND WARRANTIES

                  a. Buyer's Representations. Buyer represents and warrants to, and covenants with, Seller as follows:

                  i. Buyer's Authorization. Buyer is duly organized, validly existing and in good standing under the laws of its State of organization and the State of New Jersey, and is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Buyer, and has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Buyer, and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Buyer, have been duly authorized by all requisite partnership or corporate action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the articles of incorporation and by-laws of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

                  b. Seller's Representations. Seller represents and warrants to Buyer as follows:

                  i. Seller's Authorization. The sole constituent partners of Seller are Prudential and EPV. Seller (a) is duly organized (or formed) and validly existing under the laws of the State of New Jersey, (b) subject to obtaining the approvals described in Subsection 7.1(a), is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Seller, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Seller and to perform its obligations hereunder and thereunder. Subject to obtaining the approvals described in Subsection 7.1(a), this Agreement and all documents contemplated hereunder to be executed by Seller have been duly authorized by all requisite corporate action on the part of Seller and are the valid and legally binding obligation of Seller enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Seller nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the governing agreements of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound.

                  ii. Seller's Representations Regarding the Property. To Seller's knowledge (as such term is hereinafter defined):

                        (1) Except as listed in Exhibit L attached hereto and incorporated herein by this reference, Seller has not received any written notice of pending litigation, actions, suits, labor disputes, or other legal proceedings against Seller or the Property which would, if determined adversely to Seller, adversely affect the Property.

                        (2) Seller has not entered into any service, supply, maintenance, labor or utility contracts affecting the Property which will be binding upon Buyer after the Closing other than the Contracts listed in Exhibit B attached hereto.

                        (3) Seller has not received any written notice of default under the terms of any of the Contracts except as listed in Exhibit L attached hereto.

                        (4) As of the date of this Agreement, the only tenants of the

                              Property are the tenants listed in Exhibit M attached hereto and incorporated herein by this reference. Exhibit M correctly sets forth a description of all of the Leases. The Property Documents made available to Buyer include true and correct copies of all the Leases.

                        (5) Except as listed in Exhibit L attached hereto, Seller has not received any written notice from any governmental authority of any pending or threatened annexation or condemnation proceedings, or any violation of any zoning, building, fire, or health code, statute, ordinance, rule or regulation applicable to the Property.


                  iii. No Other Agreements. Seller has not entered into any currently effective agreement to sell or dispose of all of its interest in and to the Property (except for this Agreement).

                  c.    General Provisions.

                  i. Definition of "Seller's Knowledge". All references in this Agreement to "Seller's knowledge" or words of similar import shall refer only to the actual knowledge of John Gregorits of Prudential, Leigh Rae of Prudential and Stewart Loewenstein of EPV's partner, U S West Real Estate, Inc. (collectively, the "Designated Employees") and shall not be construed to refer to the knowledge of any other officer, agent or employee of Seller, its partners or any affiliate thereof or to impose or have imposed upon the Designated Employees any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Buyer or the contents of files maintained by the Designated Employees. There shall be no personal liability on the part of the Designated Employees arising out of any representations or warranties made herein.

                  ii. Seller's Representations Deemed Modified. To the extent that Buyer knows or is deemed to know prior to the expiration of the Due Diligence Period that Seller's representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer's knowledge or deemed knowledge, as the case may be. For purposes of this Agreement, Buyer shall be "deemed to know" that a representation or warranty was untrue, inaccurate or incorrect to the extent that this Agreement, the Documents, any estoppel certificate executed by any tenant of the Property and delivered to Buyer, or any studies, tests, reports, or analyses prepared by or for Buyer or Timothy Jones, Roger Thomas, John Kropke, or any of its attorneys (all of the foregoing being herein collectively called the "Buyer's Representatives") or otherwise obtained by Buyer or Buyer's Representatives contains information which is inconsistent with such representation or warranty.

                  iii. Notice of Breach; Seller's Right to Cure. If prior to the Closing, Buyer or any Buyer's Representative obtains actual knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). If at or prior to the Closing, Seller obtains knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). In either such event, Seller shall have the right to cure, and if the cost to cure is greater than One Hundred Thousand Dollars ($100,000) but less than Two Hundred Fifty Thousand Dollars ($250,000) Seller shall have the obligation to attempt to cure, such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed ninety (90) days) for the purpose of such cure. If Seller is unable to so cure any misrepresentation or breach, then Buyer, as its sole remedy for any and all such materially untrue, inaccurate or incorrect material representations or warranties, shall elect either (a) to waive such misrepresentations or breaches of warranties and consummate the Transaction without any reduction of or credit against the Purchase Price, or (b) to terminate this Agreement by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Buyer and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement. If any such representation or warranty is untrue, inaccurate or incorrect but is not untrue, inaccurate or incorrect in any material respect, Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price. The untruth, inaccuracy or incorrectness of a representation or warranty shall be deemed material only if Buyer's aggregate damages resulting from the untruth, inaccuracy or incorrectness of any of the representations or warranties are reasonably estimated by Buyer to exceed One Hundred Thousand Dollars ($100,000).

                  iv. Survival; Limitation on Seller's Liability. The representations and warranties made by Seller in Section
                        8.2 shall survive the Closing and not be merged therein for a period of one (1) year and Seller shall only be liable to Buyer hereunder for a breach of a representation and warranty made herein or in any of the documents executed by Seller at the Closing with respect to which a claim is made by Buyer against Seller on or before the one (1) year anniversary of the Closing Date. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for Seller's breaches of representations and warranties herein or in any documents executed by Seller at Closing (including, but not limited to, any Seller estoppel letters delivered pursuant to Section 6.3(e)) shall be limited as set forth in Section 14.16 hereof. Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the Transaction, as the result of any of Seller's representations or warranties being untrue, inaccurate or incorrect if (a) Buyer knew or is deemed to know that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing, or
                        (b) Buyer's damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than One Hundred Thousand Dollars ($100,000).

                             ARTICLE 9. - COVENANTS

                  a.    Buyer's Covenants. Buyer hereby covenants as follows:

                  i. Confidentiality. Buyer acknowledges that any information furnished to Buyer with respect to the Property is and has been so furnished on the condition that Buyer maintain the confidentiality thereof. Accordingly, Buyer shall hold, and shall cause its directors, officers and other personnel and the other Buyer's Representatives to hold, in strict confidence, and not disclose to any other person without the prior written consent of Seller until the Closing shall have been consummated, any of the information in respect of the Property delivered to or for the benefit of Buyer whether by agents, consultants, employees or representatives of Buyer or by Seller or any of its agents, representatives or employees, including, but not limited to, any information obtained by Buyer or any of Buyer's Representatives in connection with any studies, inspections, testings or analyses conducted by Buyer as part of its Due Diligence. In the event the Closing does not occur and this Agreement is terminated, Buyer shall promptly return to Seller all copies of documents containing any of such information without retaining any copy thereof or extract therefrom. Notwithstanding anything to the contrary hereinabove set forth, Buyer may disclose such information (i) on a need-to-know basis to any institutional lenders providing financing to it, (ii) on a need-to-know basis to its employees, officers, directors and shareholders, and to members of professional firms serving it, (iii) to comply with applicable securities or other laws, and (iv) as any governmental agency may require in order to comply with applicable laws or regulations. The provisions of this Subsection 9.1.1 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

                  ii. Approvals not a Condition to Buyer's Performance. Buyer acknowledges and agrees that subject to Buyer's right to terminate this Agreement prior to the expiration of the Due Diligence Period on and subject to the terms and conditions set forth in this Agreement, its obligation to perform under this Agreement is not contingent upon Buyer's ability to obtain any (a) governmental or quasi-governmental approval of changes or modifications in use or zoning, or (b) modification of any existing land use restriction, or (c) consents to assignments of any service contracts, management agreements or other agreements which Buyer requests, or (d) endorsements to the Title Policy.

                  iii. Buyer's Indemnity; Delivery of Reports. Buyer hereby agrees to indemnify, defend, and hold Seller, its counsel, Broker (as defined below), Broker's sales agents, and all partners, officers, directors, employees, agents and attorneys of Seller, its counsel, Broker, and Broker's sales agents, and any other party related in any way to any of the foregoing (all of which parties are herein collectively called the "Seller Parties"), and the Property free and harmless from and against any and all costs, loss, damages and expenses, of any kind or nature whatsoever (including attorneys fees and costs), to the extent arising out of or resulting from the entry and/or the conduct of activities upon the Property by Buyer, its agents, contractors, subcontractors and/or other Buyer's Representatives in connection with the inspections, examinations, testings and investigations of the Property conducted at any time prior to the Closing, which indemnity shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement. If the Closing fails to take place, Buyer shall deliver promptly to Seller, without recourse, representation or warranty, copies of all third party reports commissioned by Buyer evidencing the results of tests, studies or inspections of the Property, provided that such documents shall be in Buyer's possession or subject to its control, and provided further that Buyer shall have the right to deliver such reports.

                  iv. Limit on Government Contacts. Notwithstanding any provision in this Agreement to the contrary, except in connection with the preparation of a so-called "Phase I" environmental report with respect to the Property, Buyer shall not contact any governmental official or representative regarding Hazardous Materials (as defined below) on or the environmental condition of the Property without Seller's prior written consent thereto, which consent shall not be unreasonably withheld. In addition, if Seller's consent is obtained by Buyer, Seller shall be entitled to receive at least five (5) days prior written notice of the intended contact and to have a representative present when Buyer has any such contact with any governmental official or representative. For purposes of this Agreement, the term "Hazardous Material" shall mean any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, asbestos or any substance containing more than 0.1 percent asbestos, the group of compounds known as polychlorinated biphenyls, flammable explosives, oil, petroleum or any refined petroleum product.

                  v. Assumption of CBA Obligations. In the event that Seller or Seller's managing agent employs any employees at the Property who are subject to any collective bargaining agreement (any such employees and collective bargaining agreements being listed on Exhibit N attached hereto and incorporated herein by this reference), Buyer shall, on or before the Closing Date, become, or retain a managing agent for the Property who is, a member of any required union or other association and shall assume, or cause such managing agent to assume, all of the obligations of Seller or its managing agent in accordance with such collective bargaining agreements with respect to such employees or any replacements of such employees.

                  vi. Use of the Name Prudential Business Campus. Buyer shall have the nonexclusive, nontransferable right, license, and privilege (but not any obligation) to use the name "Prudential Business Campus" (the "Name") for the Property for a period of twenty four (24) months commencing on the Closing Date. Buyer shall not use the Name directly or indirectly on or in connection with, or in relation to, any property other than the Property, and shall not otherwise use the name Prudential or any variant thereof, the "Prudential Rock" logo or any variant thereof, or any other trademark, logo, name, likeness, term, phrase or design which is likely to be confusingly similar to, or a colorable imitation of, a trademark or other trademark owned by Seller or Prudential in any manner whatsoever, including but not limited to any use as part of a company name, property name or trade name, as a service mark, in its advertising or on Buyer's stationery, business cards or the like, except as provided herein. No right or license is granted hereby by implication or otherwise under any mark, trademark, service mark or trade name of Seller or Prudential except as specifically provided herein. No right to assign, transfer or sublicense is granted or permitted hereunder; any direct or indirect attempt to assign, transfer or sublicense any of the rights granted hereunder in any way shall render null and void Buyer's right to use the Name.

                  b.    Seller's Covenants. Seller hereby covenants as follows:

                  i. Service Contracts. Without Buyer's prior consent, which consent during the Due Diligence Period, shall not be unreasonably withheld, between the date hereof and the Closing Date Seller shall not extend, renew, replace or modify any Contract unless such contract (as so extended, renewed, replaced or modified) can be terminated by the owner of the Property without penalty on not more than thirty (30) days' notice.

                  ii. Maintenance of Property. Except to the extent Seller is relieved of such obligations by Article 12 hereof, between the date hereof and the Closing Date Seller shall maintain and keep the Property in a manner consistent with Seller's past practices with respect to the Property; provided, however, that Buyer hereby agrees that it shall accept the Property subject to, and Seller shall have no obligation to cure, (i) all violations of law or municipal ordinances, orders or requirements and (ii) all physical conditions which would give rise to violations existing (collectively, Violations"), which, with respect to both clauses (i) and (ii), exist on the last day of the Due Diligence Period. With respect to Violations which arise after the Due Diligence Period and prior to the Closing Date, and

                        (a) if in Seller's reasonable opinion the cost to cure such Violation would be less than Two Hundred Fifty Thousand Dollars ($250,000), Buyer shall be required to close the Transaction on the Closing Date, and at Seller's election Seller shall either (x) cure the Violation prior to Closing, or (y) give Buyer a credit at Closing in the amount of Seller's reasonable estimate of the cost to cure the Violation, or

                        (b) if in Seller's reasonable opinion the cost to cure such Violation would be Two Hundred Fifty Thousand Dollars ($250,000) or more, at Seller's election Seller shall either (x) cure the Violation not later than ninety (90) days after the scheduled Closing Date, whereupon Buyer shall be required to close the Transaction within ten (10) days after Seller has effected a cure of the Violation, or (y) terminate this Agreement, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.

                  Between the date hereof and the Closing Date, Seller (a) will advise Buyer of any written notice Seller receives after the date hereof from any governmental authority relating to the violation of any law or ordinance regulating the condition or use of the Property, and (b) will promptly notify Buyer of any material change affecting the Property of which Seller has knowledge.

                  iii. Access to Property. Between the date hereof and the Closing Date Seller shall allow Buyer or Buyer's Representatives access to the Property upon reasonable prior notice at reasonable times provided (a) such access does not interfere with the operation of the Property or the rights of tenants; (b) unless accompanied by a representative of Seller, Buyer shall not contact any tenant without Seller's prior written consent; (c) Seller or its designated representative shall have the right to pre-approve and be present during any physical testing of the Property; and (d) Buyer shall return the Property to the condition existing prior to such tests and inspections. Prior to such time as Buyer or any of Buyer's Representatives enter the Property, Buyer shall obtain policies of general liability insurance which name Seller as an additional insured and which are with such insurance companies, provide such coverages and carry such limits as Seller shall reasonably require. Promptly after Seller's request therefor, Buyer shall provide Seller with certificates of insurance evidencing that Buyer has obtained the aforementioned policies of insurance.

                  iv. Information and Audit Cooperation. At Buyer's written request, at any time within ninety (90) days after the Closing, Seller agrees to provide or cause its property manager to provide, to Buyer's designated independent auditor, access to the books and records of the Property and all related information regarding the three-year period for which Buyer is required to have the Property audited under the regulations of the Securities and Exchange Commission, and a letter regarding the books and records of the Property in substantially the same form as Exhibit O attached hereto and made a part hereof, or such other form as Seller may submit subject to the approval of Buyer's independent auditor, which approval shall not be unreasonably withheld, in connection with the normal course of auditing the Property in accordance with generally accepted auditing standards. At Seller's election, the letter may be signed by Seller or on behalf of Seller by its property manager of the Property. Buyer agrees to indemnify and hold harmless Seller, its property manager, and the person signing such letter from any claim, damage, loss or liability to which Seller, the property manager or such person is at any time subjected by a person who is not a party to this Agreement as a result of its compliance with this paragraph, unless due to the intentional misrepresentation or fraud of such person. The obligations of Buyer and Seller under this Section
                        9.2.4 shall survive the Closing and not be merged therein.

                  c.    Mutual Covenants.

                  i.    Publicity. Seller and Buyer each hereby covenant that
                        (a) prior to the Closing neither Seller nor Buyer shall issue any press release or public statement (a "Release") with respect to the Transaction without the prior consent of the other, except to the extent required by law (including any securities laws), and (b) after the Closing, any Release issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld). If either Seller or

                        Buyer is required by law to issue a Release, such party shall, at least two (2) business days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review.

                  ii. Broker. Seller and Buyer expressly acknowledge that Eastdil Realty Company, L.L.C. ("Broker") has acted as the exclusive broker with respect to the Transaction and with respect to this Agreement, and that Seller shall pay any brokerage commission due to Broker in accordance with the separate agreement between Seller and Broker. Seller and Buyer each represents and warrants to the other that it has not dealt with any other broker, finder or similar person or entity in connection with the Transaction and each agrees to hold harmless the other and indemnify the other from and against any and all damages, costs or expenses (including, but not limited to, reasonable attorneys' fees and disbursements) suffered by the indemnified party as a result of acts of the indemnifying party that would constitute a breach of its representation and warranty in this section.

                  iii. Tax Contests; Tax Refunds and Credits. Seller shall have the right to continue and control the progress of and to make all decisions with respect to any contest of the real estate taxes for the Property due and payable for the calendar year in which the Closing occurs and all prior calendar years. Buyer shall have the right to control the progress of and to make all decisions with respect to any contest of the real estate taxes for the Property due and payable for any calendar year subsequent to the calendar year in which the Closing occurs. All real estate and personal property tax refunds and credits received after Closing with respect to the Property shall be applied in the following order of priority: first, to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with obtaining such tax refund or credit; second, to pay any amounts due to any tenant of the Property as a result of such tax refund or credit to the extent required pursuant to the terms of the Leases; and third, to be apportioned between Buyer and Seller as follows:

                        (1)   with respect to any refunds or credits
                              attributable to real estate and personal property taxes due and payable in the fiscal year in which the Closing occurs (regardless of the year for which such taxes are assessed), such refunds and credits shall be apportioned between Buyer and Seller in proportion to the number of days in such fiscal year that each party owned the Property (with title to the Property being deemed to have passed as of 12:01 a.m. on the Closing Date);

                        (2)   with respect to any refunds or credits
                              attributable to real estate and personal property taxes due and payable during any period prior to the fiscal year in which the Closing occurs (regardless of the year for which such taxes are assessed), Seller shall be entitled to the entire refunds and credits; and

                        (3)   with respect to any refunds or credits
                              attributable to real estate and personal property taxes due and payable during any period after the fiscal year in which the Closing occurs (regardless of the year for which such taxes are assessed), Buyer shall be entitled to the entire refunds and credits.

                  iv. Survival. The provisions of this Section 9.3 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

                       ARTICLE 10. - FAILURE OF CONDITIONS

                  a. To Seller's Obligations. If, on or before the Closing Date, (i) Buyer is in default of any of its obligations hereunder, or (ii) any of Buyer's representations or warranties are untrue in any material respect, or (iii) the Closing otherwise fails to occur by reason of Buyer's failure or refusal to perform its obligations hereunder in a prompt and timely manner, then Seller may elect to (a) terminate this Agreement by written notice to Buyer, and Seller hereby expressly waives all other rights and remedies at law, in equity or otherwise including, without limitation, damages or specific performance; or (b) waive the condition and proceed to close the Transaction. If this Agreement is so terminated, then Seller shall be entitled to the Deposit as liquidated damages, and thereafter neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it survives the termination of this Agreement.

                  b. To Buyer's Obligations. If, at the Closing, (i) Seller is in default of any of its obligations hereunder, or
                        (ii) any of Seller's representations or warranties are untrue in any material respect, or (iii) the Closing otherwise fails to occur by reason of Seller's failure or refusal to perform its obligations hereunder in a prompt and timely manner, Buyer shall have the right, to elect, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Seller, promptly after which the Deposit shall be returned to Buyer, or (b) waive the condition and proceed to close the Transaction, or (c) seek specific performance of this Agreement by Seller.

                           ARTICLE 11. - CONDEMNATION

                  a.    Condemnation.

                  i. Right to Terminate. If, prior to the Closing Date, all or any significant portion (as hereinafter defined) of the Property is taken by eminent domain (or is the subject of a pending taking which has not yet been consummated), Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof, and Buyer shall have the right to terminate this Agreement by giving written notice to Seller no later than ten (10) days after the giving of Seller's notice, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to so elect in writing to terminate this Agreement within such ten (10) day period shall be deemed an election not to terminate this Agreement. For purposes hereof, a "significant portion" of the Property shall mean such a portion as shall have a value, as reasonably determined by Seller, and approved by Buyer, which approval shall not be unreasonably withheld, in excess of One Million Dollars ($1,000,000). If Buyer elects to terminate this Agreement as aforesaid, the provisions of Section 12.3 shall apply.

                  ii. Assignment of Proceeds. If (a) Buyer does not elect to terminate this Agreement as aforesaid if all or any significant portion of the Property is taken, or if (b) a portion of the Property not constituting a significant portion of the Property is taken or becomes subject to a pending taking, by eminent domain, there shall be no abatement of the Purchase Price; provided, however, that, at the Closing, Seller shall pay to Buyer the amount of any award for or other proceeds on account of such taking which have been actually paid to Seller prior to the Closing Date as a result of such taking (less all reasonable, out-of-pocket costs and expenses, including attorneys' fees and costs, incurred by Seller as of the Closing Date in obtaining payment of such award or proceeds) and, to the extent such award or proceeds have not been paid, Seller shall assign to Buyer at the Closing (without recourse to Seller) the rights of Seller to, and Buyer shall be entitled to receive and retain, all awards for the taking of the Property or such portion thereof.

                      ARTICLE 12. - DESTRUCTION OR DAMAGE

                  a. Destruction or Damage. In the event any of the Property is damaged or destroyed prior to the Closing Date, Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof. If any such damage or destruction (a) is an insured casualty and (b) would cost less than One Million Dollars ($1,000,000) to repair or restore, then this Agreement shall remain in full force and effect and Buyer shall acquire the Property upon the terms and conditions set forth herein. In such event, Buyer shall receive a credit against the Purchase Price equal to the deductible amount applicable under Seller's casualty policy (less all reasonable, out-of-pocket costs and expenses, including attorneys' fees and costs, incurred by Seller as of the Closing Date in connection with the negotiation and/or settlement of the casualty claim with the insurer (the "Realization Costs")), and Seller shall assign to Buyer all of Seller's right, title and interest in and to all proceeds of insurance on account of such damage or destruction. In the event the Property is damaged or destroyed prior to the Closing Date and the cost of repair would equal or exceed One Million Dollars ($1,000,000), or the casualty is an uninsured casualty, then, notwithstanding anything to the contrary set forth above in this section, Buyer shall have the right, at its election, to terminate this Agreement. Buyer shall have thirty (30) days after Seller notifies Buyer that a casualty has occurred to make such election by delivery to Seller of a written election notice (the "Election Notice") and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to deliver the Election Notice within such thirty (30) day period shall be deemed an election not to terminate this Agreement. In the event Buyer does not elect to terminate this Agreement as set forth above, this Agreement shall remain in full force and effect, Seller shall assign to Buyer all of Seller's right, title and interest in and to any and all proceeds of insurance on account of such damage or destruction, if any, and, if the casualty was an insured casualty, Buyer shall receive a credit against the Purchase Price equal to the deductible amount (less the Realization Costs) under Seller's casualty insurance policy.

                  b. Insurance. Seller shall maintain the property insurance coverage currently in effect for the Property through the Closing Date.

                  c. Effect of Termination. If this Agreement is terminated pursuant to Section 11.1 or Section 12.1, Seller promptly shall direct that the Deposit be refunded to Buyer. Upon such refund, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.

                  d. Waiver. The provisions of Article 11 and this Article 12 supersede the provisions of any applicable statutory or decisional law with respect to the subject matter of this Article 11.

                         ARTICLE 13. - LEASING MATTERS

                  a. New Leases. After the date hereof, Seller shall not, without Buyer's prior written consent in each instance, which consent shall be at Buyer's absolute discretion after the expiration of the Due Diligence Period, but which consent shall not be unreasonably withheld during the Due Diligence Period, and in all events shall be given or denied with the reasons for such denial specified in reasonable detail, within five (5) business days after receipt by Buyer of the information referred to in the next sentence, enter into a new lease for space in the Property or renew or extend any Lease; except that during the Due Diligence Period Seller may renew, extend or expand existing Leases pursuant to the exercise by a tenant of a renewal, extension or expansion option contained in such tenant's Lease. Seller shall furnish Buyer with all information regarding any proposed new leases, renewals and extensions which are subject to Buyer's approval, reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed action. If Buyer fails to object in writing to any such proposed new lease, renewal or extension, as the case may be, within five (5) business days after receipt of the aforementioned information, Buyer shall be deemed to have approved the proposed new lease, renewal or extension, as the case may be. Seller shall deliver to Buyer a true and complete copy of each such new lease, renewal and extension agreement, if any, promptly after the execution and delivery thereof.

                  b. Lease Expenses. At Closing, Buyer shall reimburse Seller for any and all fees paid by Seller prior to Closing or costs and expenses incurred by Seller prior to Closing (such fees, costs and expenses being herein collectively called the "Lease Expenses"), arising out of or in connection with:

                        (1) any extensions, renewals or expansions under the Leases exercisable and exercised by any tenant between the date hereof and the Closing Date; and

                        (2) provided the same has been approved by Buyer as provided above, any lease for space at the Property entered into between the date hereof and the Closing Date, or any extension, renewal or expansion of a Lease where such Lease does not provide for its extension, renewal or expansion, entered into on or after the date hereof (a "New Lease").

            Lease Expenses shall include, without limitation, (i) brokerage commissions and fees to effect any such leasing transaction, (ii) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant's requirements with regard to such leasing transaction, (iii) legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction, (iv) if there are any rent concessions covering any period that the tenant has the right to be in possession of the demised space, the rents that would have accrued during the period of such concession prior to the Closing Date as if such concession were amortized over (A) with respect to any extension or renewal, the term of such extension or renewal, (B) with respect to any expansion, that portion of the term remaining under the subject Lease after the date of any expansion, or (C) with respect to any New Lease, the entire initial term of any New Lease, and (v) expenses incurred for the purpose of satisfying or terminating the obligations of a tenant under a New Lease to the landlord under another lease (whether or not such other lease covers space in the Property). At the Closing, Buyer shall assume Seller's obligations to pay, when due (whether on a stated due date or accelerated) any Lease Expenses unpaid as of the Closing, and Buyer hereby agrees to indemnify and hold Seller harmless from and against any and all claims for such Lease Expenses which remain unpaid for any reason at the time of Closing, which obligations of Buyer shall survive the Closing and shall not be merged therein. Each party shall make available to the other all records, bills, vouchers and other data in such party's control verifying Lease Expenses and the payment thereof.

                  c. Other Lease Activity. Except as provided in this Section 13.3, without the prior consent of Buyer, which, during the Due Diligence Period, shall not be unreasonably withheld (a) no Lease shall be modified or amended in any material and adverse manner, (b) Seller shall not consent to any assignment or sublease in connection with any Lease or New Lease, and (c) Seller shall not remove any tenant under any Lease or New Lease, whether by summary proceedings or otherwise, except by reason of a default of the tenant under the Lease or New Lease. In furtherance of the foregoing, Seller shall deliver to Buyer a written notice of each proposed action of the type described in clauses (a) through (c) above which require Buyer's consent and which Seller has been asked or proposes to take, stating, if applicable, whether Seller is willing to consent to such action and setting forth the relevant information therefor. Buyer shall notify Seller in writing whether or not it approves such action within five (5) business days after delivery to Buyer of Seller's notice containing the aforementioned information. If Buyer notifies Seller that it disapproves such action, Buyer's notice shall state with specificity the reasons for such disapproval. If Buyer shall not give written notice of its disapproval of such action within such five (5) business day period, Buyer shall be deemed to have approved such action. If any Lease requires that the landlord's consent be given under the applicable circumstances (or not be unreasonably withheld), then Buyer shall be deemed ipso facto to have approved such action. Subject to its reimbursement rights pursuant to Section 13.2, Seller shall perform all of the obligations of the landlord under the Leases and New Leases which under the terms of such Leases and New Leases are required to be performed by the landlord prior to the Closing Date.

                  d.    Lease Enforcement. Subject to the provisions of Section
                        13.3 above, prior to the Closing Date, Seller shall have the right, but not the obligation (except to the extent that Seller's failure to act shall constitute a waiver of such rights or remedies), to enforce the rights and remedies of the landlord under any Lease or New Lease, by summary proceedings or otherwise, and to apply all or any portion of any security deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by tenants.

                  e. Leasing Commissions on Existing Leases. Seller shall be responsible for the payment of all brokerage commissions and fees incurred in effecting all Leases (other than New Leases), and with respect to any extensions, expansions or renewals thereof which have been exercised by the tenants prior to the date hereof. Buyer shall be responsible for all other brokerage commissions and fees which may become payable with respect to such Leases.

                           ARTICLE 14. - MISCELLANEOUS

                  a. Buyer's Assignment. Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, which consent Seller may grant or withhold in its sole discretion, and any such assignment shall be null and void. Notwithstanding the foregoing Buyer may, without Seller's consent, make an assignment prior to Closing to Mack-Cali Realty, L.P. ("MCR") or to any entity directly or indirectly owned or controlled by MCR, in which event Buyer shall remain liable to Seller to the extent it has any liability under this Agreement.

                  b. Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the "Reporting Requirements") require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Title Company ("Agent") is either (i) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (ii) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:

                        (1) Agent is hereby designated as the "Reporting Person" (as defined in the Reporting Requirements) for the Transaction. Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

                        (2) Seller and Buyer shall furnish to Agent, in a timely manner, any information requested by Agent and necessary for Agent to perform its duties as Reporting Person for the Transaction.

                        (3) Agent hereby requests Seller to furnish to Agent Seller's correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Agent with Seller's correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law. Accordingly, Seller hereby certifies to Agent, under penalties of perjury, that Seller's correct taxpayer identification number is 22-1211670.

                        (4) Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

                  c. Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Deed and any other documents and instruments by Seller and the acceptance thereof by Buyer shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

                  d. Integration; Waiver. This Agreement, together with the Schedules and Exhibits hereto, embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

                  e. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New Jersey except to the extent its conflict of law principles would direct the application of the law of a different state or forum.

                  f. Captions Not Binding; Schedules and Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Schedules and Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

                  g. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  h. Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

                  i. Notices. Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service) or three (3) business days after being mailed by prepaid registered or certified mail, return receipt requested, to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

                  IF TO BUYER:

                  Cali Realty Corporation
                  11 Commerce Drive
                  Cranford, NJ 07016
                  Attention: Mr. Timothy Jones and Roger W. Thomas, Esq.

                  COPY TO:

                  Pryor, Cashman, Sherman & Flynn
                  410 Park Avenue
                  New York, NY 10022-4441
                  Attention: Wayne B. Heicklen, Esq.

                  IF TO SELLER:

                  The Prudential Insurance Company of America
                  8 Campus Drive, 4th Floor
                  Arbor Circle South
                  Parsippany, NJ 07054-4493
                  Attention: Ms. Leigh Rae

                  COPY TO:

                  The Prudential Insurance Company of America
                  8 Campus Drive, 4th Floor
                  Arbor Circle South
                  Parsippany, NJ 07054-4493
                  Attention: John Kelly, Esq.

                  AND COPY TO:

                  BetaWest Properties, Inc.
                  1999 Broadway, Suite 2000
                  Denver, Colorado 80202
                  Attention: Vice President, General Counsel

                  AND COPY TO:

                  U S West, Inc.
                  188 Inverness Drive West
                  Eighth Floor
                  Englewood, CO  80112
                  Attention: Vice President

                  AND COPY TO:

                  U S West, Inc.
                  7800 E. Orchard
                  Englewood, Colorado 80111
                  Attention: Legal

                  AND COPY TO:

                  Sonnenschein Nath & Rosenthal
                  8000 Sears Tower
                  Chicago, Illinois 60606
                  Attention: David A. Lapins, Esq.

                  j. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

                  k. No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees to indemnify Seller against all costs, expenses and damages, including, without limitation, reasonable attorneys' fees and disbursements, incurred by Seller by reason of the filing by Buyer of this Agreement or memorandum or notice. Notwithstanding the foregoing, a notice of settlement may be recorded.

                  l. Additional Agreements; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

                  m. Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment, Schedule or Exhibit hereto. Whenever Buyer agrees, in this Agreement or in any document executed and delivered by Buyer in connection with the Transaction, to defend, indemnify and/or hold Seller harmless, Prudential and EPV jointly, and each of Prudential and EPV, separately, shall have the right to enforce such obligation against Buyer.

                  n. ERISA. To satisfy compliance with ERISA, Buyer represents and warrants to Seller that, as of the date hereof and as of the Closing Date:

      (a) Buyer's rights under this Agreement do not, and upon its acquisition by Buyer the Property shall not, constitute "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101, because one or more of the following circumstances is true:

            (i) Equity interests in Buyer are publicly offered securities, within the meaning of 29 C.F.R. Section 2510.3-101(b)(2); or

            (ii) Less than twenty-five (25%) percent of all equity interests in Buyer are held by "benefit plan investors" within the meaning of 29 C.F.R. Section 2510.3-101(f)(2); or

            (iii) Buyer qualifies as an "operating company", "venture capital operating company", or a "real estate operating company" within the meaning of 29 C.F.R. Section 2510.3-101(c), (d) or
                  (e).

      (b) Buyer is not a "governmental plan" within the meaning of Section 3(32) of ERISA and the execution of this Agreement and the purchase of the Property by Buyer is not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans.

                  The representations and warranties of Buyer under this section shall survive the Closing and shall not be merged therein.

                  o. Business Day. As used herein, the term "business day" shall mean any day other than a Saturday, Sunday, or any Federal, or State of New Jersey holiday. If any period should expire on a non-Business Day, then the period shall be extended to the next Business Day.

                  p. Seller's Maximum Aggregate Liability. Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer, under this Agreement (including, without limitation, the breach of any representations and warranties contained herein) and any and all documents executed pursuant hereto or in connection herewith (including, without limitation, any landlord estoppel letter provided by Seller in accordance with the terms of Section 6.3(e) hereof), for which a claim is timely made by Buyer shall not exceed Four Million Fifty Thousand and No/100 Dollars ($4,050,000). The provisions of this section shall survive the Closing and shall not be merged therein.

                  q. Like-Kind Exchange. Buyer agrees to cooperate reasonably with Seller in effecting an exchange transaction which includes the Property, pursuant to Section 1031 of the United States Internal Revenue Code, provided that any such exchange transaction, and the related documentation, shall: (a) be at the sole cost and expense of Seller, (b) not require Buyer to execute any contract, make any commitment, or incur any obligations, contingent or otherwise, to third parties, (c) not cause Buyer to be liable or potentially liable for any environmental conditions affecting property other than the Property, (d) not delay the closing of the Transaction, (e) not include Buyer's acquiring title to any property other than the Property or otherwise becoming involved in a transaction with a third party, and (f) not otherwise be contrary to or inconsistent with the terms of this Agreement. Notwithstanding anything to the contrary contained herein, Buyer is not to incur any, and Seller shall reimburse, indemnify and hold Buyer harmless from, any and all costs, expenses and liabilities incurred solely from Buyer's accommodation of such tax deferred exchange, including, without limitation, reasonable attorneys' fees, and any title or escrow fees or expenses. The obligations of Buyer under this section shall survive the Closing and shall not be merged therein.

      IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on its behalf on the day and year first above written.


                        PRUBETA-3, a New Jersey general partnership

                        By: The Prudential Insurance Company of America, as General Partner of PruBeta-3

                                          By:___________________________________

                                          Name:_________________________________

                                          Its Vice President

                        By: Equity Parsippany Venture, a Colorado general partnership, as General Partner of PruBeta-3

                              By:   U S West Real Estate, Inc., a Colorado
                                    corporation, as Managing Partner

                                    By:   BetaWest, Inc., a Colorado
                                          corporation formerly known as
                                          BW Acquisition, Inc., as authorized
                                          agent

                                          By:___________________________________

                                          Name:_________________________________

                                          Its:__________________________________


                        Mack-Cali Realty Acquisition Corp., a New Jersey corporation

                        By:_____________________________________________________

                        Name:___________________________________________________

                        Its:____________________________________________________